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Exhibit 99.1

FOR IMMEDIATE RELEASE

PACKAGING CORPORATION OF AMERICA REPORTS FIRST QUARTER 2003 RESULTS

Lake Forest, IL. April 21, 2003—Packaging Corporation of America (NYSE: PKG) today reported first quarter 2003 net income of $7 million, or $0.07 per share, compared to first quarter 2002 net income of $10 million, or $0.09 per share. Net sales for the first quarter were $423 million compared to $415 million in the first quarter of 2002.

The two cents per share reduction in earnings, compared to last year's first quarter, was driven primarily by higher energy and fiber costs, which lowered earnings by four cents per share. In addition, PCA's first quarter 2002 results included a dividend of just over one cent per share from PCA's retained ownership in Southern Timber Venture, LLC. These earnings reductions were partially offset by higher containerboard and corrugated products prices and volumes.

During the first quarter, annual maintenance outages were completed at the Counce and Valdosta linerboard mills. PCA's containerboard production in the first quarter was 531,000 tons, compared to 520,000 tons in the first quarter of 2002. Our higher containerboard production, compared to last year's first quarter, was the result of higher containerboard demand from increased corrugated products shipments.

PCA's corrugated products shipments per workday were up 2.6% compared to last year's first quarter. This is the fifth consecutive quarter PCA's corrugated products shipments have increased compared to the previous year's quarterly results. PCA ended the quarter with its containerboard inventories down 3,000 tons compared to first quarter 2002 levels.

Paul T. Stecko, Chairman and CEO of PCA, said, "We had a very solid quarter operationally. Both our mills and corrugated products plants performed very well and to a large extent overcame some very adverse external conditions, including rapidly rising energy and fiber costs and severe winter weather. We also continued to grow our corrugated products volume in a difficult economy. The earnings impact of much higher energy costs was minimized as a result of our relatively low reliance on natural gas as a purchased fuel. Finally, we successfully completed two major annual mill maintenance outages as planned."

Mr. Stecko added, "During the second quarter, with normally higher corrugated shipments, our containerboard production should increase by about 25,000 tons. We should also benefit from the recently announced price increases which we expect to be phased in during the quarter. Considering these items, PCA expects second quarter earnings to be about $0.12 per share.

PCA is the sixth largest producer of containerboard and corrugated packaging products in the United States with sales of $1.7 billion in 2002. PCA operates four paper mills and 64 corrugated product plants in 25 states across the country.

CONTACT:
Barbara Sessions Packaging Corporation of America INVESTOR RELATIONS: (877) 454-2509 PCA's Website: www.packagingcorp.com
Conference Call Information:
WHAT:	Packaging Corporation of America Earnings Conference Call
WHEN:	Monday, April 21, 2003 9:00 a.m. Eastern Time
NUMBER:	(800) 606-8940 (U.S. and Canada) and (952) 556-2833 (International) Dial in by 8:45 a.m. Eastern Time Conference Call Leader: Mr. Paul Stecko
WEBCAST:	http:///www.packagingcorp.com
REBROADCAST DATES:	April 21, 2003 12:00 p.m. Eastern Time through April 28, 2003 11:59 a.m. Eastern Time
REBROADCAST NUMBER:	(800) 615-3210 (U.S. and Canada), or (703) 326-3020 (International) Passcode: 109250

Some of the statements in this press release are forward-looking statements. Forward-looking statements include statements about our future financial condition, our industry and our business strategy. Statements that contain words such as "will", "should","anticipate","believe", "expect", "intend", "estimate"" "hope" or similar expressions, are forward-looking statements. These forward-looking statements are based on the current expectations of PCA. Because forward-looking statements involve inherent risks and uncertainties, the plans, actions and actual results of PCA could differ materially. Among the factors that could cause plans, actions and results to differ materially from PCA's current expectations include the following: the impact of general economic conditions; containerboard and corrugated products general industry conditions, including competition, product demand and product pricing; fluctuation in wood fiber and recycled fiber costs; fluctuations in purchased energy costs; and legislative or regulatory requirements, particularly concerning environmental matters, as well as those identified under the exhibit "Risk Factors" in PCA's 2002 Annual Report on Form 10-K filed with the Securities and Exchange Commission and available at the SEC's website at "www.sec.gov".

Packaging Corporation of America
Consolidated Earnings Results
Unaudited

	Three Months Ended March 31,
(in millions, except per share data)
	2003	2002
Net Sales	$423.3	$414.7

Operating Income(1)	27.5	33.2

Interest Expense	15.8	17.2
Income Tax Expense	4.6	6.4

Net Income Available to Common Stockholders	$7.1	$9.6

Earnings per Share:
Basic Earnings per Share	$0.07	$0.09

Diluted Earnings per Share	$0.07	$0.09

EBITDA(2)	$65.6	$70.0

Basic Common Shares Outstanding	104.6	105.5
Diluted Common Shares Outstanding	106.4	107.8
Supplemental Financial Items:
Capital Spending	$22.8	$26.2
Long Term Debt	$738.2	$777.3
Cash Balance	$140.0	$77.4

Notes to Consolidated Earnings Results

(1)
"Operating Income" is defined as income before interest and taxes.

(2)
"EBITDA" is commonly used by the credit ratings agencies for use in calculating credit coverage ratios. EBITDA is calculated in accordance with the table below:

Operating Income	$27.5	$33.2
Plus Depreciation, Depletion and Amortization	38.1	36.8

Equals EBITDA	$65.6	$70.0

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Exhibit 99.1